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FOUNDED 1866

Exhibit 8.1

September 14, 2009

Daimler Retail Receivables LLC
36455 Corporate Drive
Farmington Hills, Michigan  48331

Re:	Daimler Retail Receivables LLC
Registration Statement on Form S-3

Dear Sirs:

We have acted as special tax counsel to Daimler Retail Receivables LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of its registration statement on Form S-3 (the “Registration Statement”) relating to the issuance from time to time in one or more series (each, a “Series”) of asset-backed notes (the “Notes”) that are registered on such Registration Statement.  The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  As set forth in the Registration Statement, a separate trust (each, a “Trust”) will be created for the issuance of each Series of Notes pursuant to a separate trust agreement between the Company and an owner trustee (the “Owner Trustee”).  Each Trust will cause the related Series of Notes to be issued under and pursuant to the conditions of a separate indenture between the Trust and an indenture trustee (the “Indenture Trustee”).  Each Trust, Owner Trustee and Indenture Trustee will be identified in the prospectus supplement for such Series of Notes.

We have examined the prospectus and the form of prospectus supplement contained in the Registration Statement (the “Prospectus” and “Prospectus Supplement”, respectively) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

We have advised the Company with respect to certain federal income tax consequences of the proposed issuance of the Notes.  This advice is summarized under the heading “Summary—Tax Status” and “Material Federal Income Tax Consequences” in the Prospectus and the Prospectus Supplement, all a part of the Registration Statement.  Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.  We hereby confirm and adopt the opinions expressly set forth under each of the above quoted headings in the Prospectus and the Prospectus Supplements as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Notes.  There can be no assurance, however, that

Daimler Retail Receivables LLC
September 14, 2009

contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm as special federal tax counsel to the Company under each of the above quoted headings in the Prospectus and the Prospectus Supplements forming a part of the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP